Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports Third Quarter 2016 Financial Results

FREMONT, CA, November 9, 2016 – Zosano Pharma Corporation (NASDAQ: ZSAN), an emerging central nervous system company focused on providing rapid symptom relief to patients using the Company’s proprietary intracutaneous delivery system, today announced financial results for the third quarter ended September 30, 2016.

“I’m extremely pleased with progress achieved during the period across clinical and corporate development fronts. The announcement of the first subject dosing in the Zotrip trial for the acute treatment of migraine was, of course, a key milestone and we remain on track to report results during the first quarter of 2017. Additionally, we improved our balance sheet by executing a private placement and strengthened the leadership team with the appointment of Georgia Erbez as Chief Business Officer,” commented Konstantinos Alataris, PhD, President and Chief Executive Officer of Zosano Pharma. Ms. Erbez, who continues to serve as Zosano’s Interim Chief Financial Officer, has provided financial and strategic advisory services as a consultant to multiple biotechnology companies and has extensive experience in senior management roles in the healthcare sector.

In July, Zosano announced the dosing of its first subject in its registration-enabling pivotal efficacy trial (the Zotrip trial), of its M207 patch, formerly known as ZP-Triptan, for the acute treatment of migraine. The results from Zotrip are expected to be reported in the first quarter of 2017. Furthermore, Zosano has confirmed with the U.S. Food & Drug Administration (FDA) that a single, positive, pivotal efficacy study, in addition to a one-year safety study, will be sufficient to file for registration under the 505(b)(2) pathway.

In August, Zosano announced the completion of a private placement that generated aggregate gross proceeds of approximately $7.5 million.

Financial Results for the Third Quarter Ended September 30, 2016

•	Zosano reported a net loss for the third quarter of 2016 of $7.4 million, or $0.52 per share on a basic and diluted basis, compared with a net loss of $8.6 million, or $0.72 per share on a basic and diluted basis, for the same quarter in 2015.

•	Research and development expenses for the third quarter of 2016 were $5.1 million, compared with $6.6 million for the same quarter in 2015. The decision to suspend development of product candidates, Daily B104, Weekly B206 and D107, resulted in a decrease primarily related to production costs for the manufacturing of clinical trial material for those products. The decrease was offset by an increase related to M207 CRO costs.

•	General and administrative expenses for the third quarter of 2016 were $2.0 million, compared with $1.7 million for the same quarter in 2015. The increase in expenses was primarily due to an increase in stock-based compensation, legal and consulting costs.

•	As of September 30, 2016, we had cash, cash equivalents and marketable securities of $23.1 million, debt of $14.0 million, and 16.8 million common shares outstanding.

About Zosano Pharma

Zosano Pharma Corporation is an emerging CNS company focusing on providing rapid symptom relief to patients using known therapeutics and altering their delivery profile using the Company’s proprietary intracutaneous delivery system. The Company’s goal is to make intracutaneous drug delivery a standard of care for delivering drugs requiring fast onset of action. Zosano Pharma has developed its proprietary intracutaneous delivery system to administer proprietary formulations of existing drugs through the skin for the treatment of a variety of indications. The Company believes that its intracutaneous delivery system offers rapid and consistent drug delivery combined with ease of use. The Company is focused on developing products that deliver established molecules with known safety and efficacy profiles for markets where patients remain underserved by existing therapies. Zosano Pharma anticipates that many of its current and future development programs may enable the Company to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our 2015 Annual Report on Form 10-K, as filed with the Securities Exchange Commission on March 29, 2016. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Georgia Erbez

Chief Business Officer and

Interim Chief Financial Officer

510-745-1200

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415-375-3340 x 5

jjones@bplifescience.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
License fees revenue	$—	$—	$—	$170
Collaborative development support services	—	—	—	143

Total revenue	—	—	—	313

Operating expenses:
Research and development	5,124	6,627	15,044	14,701
General and administrative	2,010	1,719	6,137	4,797

Total operating expenses	7,134	8,346	21,181	19,498

Loss from operations	(7,134)	(8,346)	(21,181)	(19,185)
Other income (expense):
Interest expense, net	(314)	(314)	(951)	(1,247)
Other income	—	41	49	49
Warrant revaluation income	—	—	—	48
Loss on debt extinguishment	—	—	—	(446)

Net loss	(7,448)	(8,619)	(22,083)	(20,781)

Net loss per common share – basic and diluted	$(0.52)	$(0.72)	$(1.73)	$(1.85)

Weighted-average shares used in computing net loss per common share – basic and diluted	14,259	11,961	12,752	11,230

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and marketable securities	$23,056	$36,933
Total current assets	23,497	37,271
Total assets	30,027	45,337
Secured promissory notes, current	5,931	3,360
Long-term debt	8,095	11,910
Total liabilities	18,019	18,835
Stockholders’ equity	12,008	26,502